Exhibit 99.1

PRESS RELEASE

MEDIA CONTACT:

Liz Shows

Odyssey Marine Exploration, Inc.

(813) 876-1776 x 2335

lshows@shipwreck.net

INVESTOR RELATIONS CONTACT:

Ron Both

Liolios Group, Inc.

(949)574-3860

OMEX@liolios.com

Odyssey Marine Exploration Appoints Philip S. Devine as Chief Financial Officer

Tampa, FL – September 17, 2013 – The board of directors of Odyssey Marine Exploration, Inc. (NASDAQ: OMEX), a pioneer in the field of deep-ocean exploration, appointed Philip S. Devine as chief financial officer, effective September 16, 2013. Devine, who has been working as a consultant for Odyssey since August 1, 2013, succeeds Michael J. Holmes, whose intention to retire was reported in January.

“Michael joined Odyssey nearly 10 years ago after a long successful career with Anheuser-Busch, and at the time indicated that he only wished to stay in corporate finance for a maximum of three more years,” said Greg Stemm, Odyssey’s chief executive officer. “His decision to stay with the company for nearly a decade has been a great thing for Odyssey – his steady hand and wise counsel have been much appreciated and he has played an important role in the growth of the company. We thank him for his significant contributions to our success, and wish him all the best in the new phase of his life.”

Philip Devine’s appointment came after an extensive recruitment process that included interviews with many highly qualified candidates for the CFO position. Prior to joining Odyssey, Devine served as CFO of a number of publicly-traded companies with operations in Europe and the United States. Most recently, he worked as a financial consultant via Decofi sprl and as the CFO of two biotechnology companies, MDxHealth SA (NYSE Euronext: MDXH) and Tibotec-Virco (sold to Johnson & Johnson).

Mark Gordon, Odyssey’s president and chief operating officer, commented: “Philip’s management experience at several international, publicly-listed, and entrepreneurial companies makes him a valuable addition to our team. He has been working closely with us as a consultant prior to taking the CFO position in order to ensure a smooth transition. We look forward to bringing Philip’s multi-faceted experience to our expanding operations, which now also include off-shore exploration for natural resources.”

“I am excited to join Odyssey at this time due to the company’s tremendous growth potential and improved financial position,” said Devine. “Having invested in the company personally, I am especially optimistic and enthusiastic about the potential of Odyssey for all shareholders.”

Earlier in his career, Devine worked six years as a strategic consultant for McKinsey & Company, serving Fortune 500 companies throughout the United States, Latin America and Europe. He started his career as an auditor/CPA with Deloitte & Touche where he primarily served publicly-listed companies.

Devine obtained a MBA degree at INSEAD (France), MSA degree at Bentley College, CPA license in Massachusetts, and BA degree at Dartmouth College. He is a U.S. citizen who was born in Brazil and who has worked and lived in the U.S., Europe and Latin America.

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology for shipwreck projects and mineral exploration. For additional details, please visit www.odysseymarine.com. The company also maintains a Facebook page at http://www.facebook.com/OdysseyMarine and a Twitter feed @OdysseyMarine.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission.